FILED PURSUANT TO RULE NO. 424(b)(3)

PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-43766
(To Prospectus dated January 29, 2002)



                             [HOLDRS SOFTWARE LOGO]



                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
                              ---------------                         ------        -------    --------------
           Adobe Systems Incorporated                                  ADBE            6           NASDAQ
           BMC Software, Inc.                                          BMC             7            NYSE
           Check Point Software Technologies Ltd.                      CHKP            6           NASDAQ
           Computer Associates International, Inc.                      CA            17            NYSE
           Intuit Inc.                                                 INTU            6           NASDAQ
           i2 Technologies, Inc.                                       ITWO           10           NASDAQ
           Macromedia, Inc.                                            MACR            1           NASDAQ
           Mercury Interactive Corporation                             MERQ            2           NASDAQ
           Micromuse Inc.                                              MUSE            2           NASDAQ
           Microsoft Corporation                                       MSFT           15           NASDAQ
           Nuance Communications, Inc.                                 NUAN            1           NASDAQ
           Openwave Systems Inc.                                       OPWV            2           NASDAQ
           Oracle Corporation                                          ORCL           24           NASDAQ
           Peoplesoft, Inc.                                            PSFT            8           NASDAQ
           Rational Software Corporation                               RATL            5           NASDAQ
           SAP AG-preference shares *                                  SAP            16            NYSE
           Sapient Corporation                                         SAPE            3           NASDAQ
           Siebel Systems, Inc.                                        SEBL            8           NASDAQ
           TIBCO Software Inc.                                         TIBX            5           NASDAQ
           Veritas Software Corporation                                VRTS            7           NASDAQ

           --------------------------------------
           *The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2002.